Exhibit 99.1

UNITED STATES DISTRICT COURT

DISTRICT OF MINNESOTA

In re UnitedHealth Group Incorporated Shareholder Derivative Litigation	) ) )	06-CV-1216 (JMR/FLN)
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In re UnitedHealth Group Incorporated PSLRA Litigation	) ) )	06-CV-1691 (JMR/FLN) CLASS ACTION

ORDER

The Court, having considered the arguments of the respective Plaintiffs and the response of the respective Defendants, and having considered the respective Plaintiffs’ and Defendant William W. McGuire’s Joint Motion for Injunctive Relief, made orally before the Court on November 29, 2006, finds:

(i) good cause exists for the imposition of an order granting relief of the nature requested;

(ii) for the purposes of the instant motion, there has been a showing that all parties to these matters will benefit from the requested relief;

(iii) on November 30, 2006, Defendant William W. McGuire’s (“Dr. McGuire”) employment with UnitedHealth Group Incorporated (“UnitedHealth”) will terminate; and

(iv) there has been no opposition to the Joint Motion for Injunctive Relief by any party to these matters, and UnitedHealth takes no position with regard thereto.

Accordingly, IT IS ORDERED that:

1. Dr. McGuire is preliminarily enjoined from exercising any UnitedHealth stock options without Court approval, until 30 days after a final decision, as to Dr. McGuire, by the Special Litigation Committee established by the Board of Directors of UnitedHealth on June 26, 2006 in connection with these matters and related derivative litigation filed in state court (“SLC’s decision”);

2. UnitedHealth and Dr. McGuire are preliminarily enjoined from taking any further action pursuant to or having any effect on the Employment Agreement effective October 13, 1999 (“Employment Agreement”), and any amendments thereto, any agreements entered into pursuant to either of the foregoing, or any stock option agreements, and any amendments thereto, made by and between UnitedHealth and Dr. McGuire (collectively, the “Agreements”), until 30 days after the SLC’s decision, and while the preliminary injunction is in effect no payments shall be made by UnitedHealth to Dr. McGuire under the Agreements, including any payments under the Supplemental Employee Retirement Plan, except for unpaid wages earned through November 30, 2006, accrued vacation, benefits and sick pay, and all unreimbursed business expenses;

3. The running of any time periods (including, any time to exercise any stock options) under the Agreements is tolled until 30 days after the SLC’s decision;

4. Any arbitration pursuant to the Employment Agreement will be commenced no earlier than 30 days after the SLC’s decision;

5. No party shall waive or forfeit any rights, claims, or defenses, including derivative plaintiffs’ position with regard to the SLC, during the pendency of this Order;

6. All of the provisions of this Order shall expire on July 30, 2007, if the SLC’s decision has not been delivered by that date, unless otherwise extended by order of this Court;

7. The options referenced herein are subject to the jurisdiction of the Court until 30 days after the SLC’s decision or July 30, 2007, whichever is earlier.

IT IS SO ORDERED.

Dated: November 29th, 2006

/s/ JAMES M. ROSENBAUM
JAMES M. ROSENBAUM United States Chief District Judge